Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our report dated March 27, 2012, with respect to the consolidated financial statements of Peoples Bancorp of North Carolina, Inc., appearing in the Annual Report attached as an exhibit to the Annual Report on Form 10-K of Peoples Bancorp of North Carolina, Inc., for the year ended December 31, 2011, and to the reference to our firm under the heading “Experts” in this prospectus.

/s/ Porter Keadle Moore, LLC
Atlanta, Georgia
May 11, 2012